Exhibit 5.1

July 28, 2016 Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549 Re: IHO-Agro International, Inc Ladies and Gentlemen:

Lucosky Brookman LLP

33 Wood Avenue South

6th Floor

Iselin, NJ 08830

T - (732) 395-4400

F - (732) 395-4401

45 Rockefeller Plaza

Suite 2000

New York, NY 10111

T - (212) 332-8160

F - (212) 332-8161

www.lucbro.com

We refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), being filed by IHO-Agro International, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Lucosky Brookman LLP